Exhibit 15

November 8, 2021

Shareholders and Board of Directors

Crawford & Company

We are aware of the incorporation by reference in the Registration Statements (File Nos. 333-87465, 333-125557, 333-140310, 333-142569, 333-157896, 333-161278, 333-161279, 333-161280, 333-190373, 333-199915, 333-213010, 333-228178, and 333-240324) of Crawford & Company of our report dated November 8, 2021 relating to the unaudited condensed consolidated interim financial statements of Crawford & Company that are included in its Form 10-Q for the quarter ended September 30, 2021.

/s/ Ernst & Young LLP